EXHIBIT 107

Calculation of Filing Fee Tables

Registration Statement on Form S-8

Orion S.A.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share	Other (2)	2,000,000	$21.31	$42,620,000.00	$110.20 per $1,000,000	$4,696.73
Equity	Common Shares, no par value per share	Other (2)	500,000	$21.31	$10,655,000.00	$110.20 per $1,000,000	$1,174.18
Total Offering Amounts					$53,275,000.00		$5,870.91
Total Fee Offsets							—
Net Fee Due							$5,870.91

(1)	This Registration Statement covers (A) common shares, no par value (the “Common Shares”) of Orion S.A. (the “Registrant”) reserved for issuance under the Orion Engineered Carbons S.A. 2023 Omnibus Incentive Compensation Plan and the Orion Engineered Carbons S.A. 2023 Non-Employee Director Plan (collectively, the “Plans”) and (B) pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Common Shares which become issuable under the Plans pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding Common Shares.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share of the Common Shares and the maximum aggregate offering price are based on the average of the $21.44 (high) and $21.18 (low) sale price of the Common Shares as reported on The New York Stock Exchange on August 2, 2023, which date is within five business days prior to filing this registration statement.